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                                  EXHIBIT 3.5
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                             ARTICLES OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                                       OF

                         SOUTH POINTE ENTERPRISES, INC.

SOUTH POINTE ENTERPRISES, INC., a corporation organized and existing under and by virtue of the laws of the State of Florida, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors, at a meeting duly held on October 12, 1995, adopted resolutions proposing and declaring advisable the following amendments to the Articles of Incorporation of said corporation, and declaring said proposed amendment be submitted for consideration to the stockholders of said corporation entitled to vote in respect thereof. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED: that name of this corporation be changed to "Metro Global Media, Inc." and, accordingly, that the first sentence of Article I of the Articles of Incorporation of this Corporation be amended by deleting the first sentence of said Article I in its entirety and by inserting the following, such that, as amended, the first sentence of Article I shall be and shall read as follows:


          The name of the Corporation shall be: METRO GLOBAL MEDIA, INC.

     RESOLVED: that the number of authorized shares of the Common Stock of the Company be reduced from 75,000,000 to 10,000,000 and, accordingly, the first sentence of Article III of the Articles of Incorporation of this Corporation be amended by deleting the first sentence of said Article III in its entirety and by inserting the following, such that, as amended, the first sentence of Article III shall be and shall read as follows:


          The maximum number of shares of stock this corporation is authorized to have outstanding at any time shall be TWELVE MILLION (12,000,000) SHARES, of which (i) TEN MILLION (10,000,00) SHARES of Common Stock at ONE TENTH MIL ($0.0001) par value per share, (ii) and TWO MILLION (2,000,000) SHARES OF PREFERRED STOCK at ONE TENTH MIL ($0.0001) par value per share.


     SECOND: That by the written consent of shareholders representing a majority of the issued and outstanding shares of the corporation dated February 20, 1995, a majority of the issued
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and outstanding shares of capital stock of said corporation, as required by the provisions of Section 607.1003 of the Florida Business Corporation Act, voted in favor of the amendments set forth in "FIRST" above, which number of votes is sufficient to approve such amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 607.1003 and 607.0704 of the Florida Business Corporation Act.

     IN WITNESS WHEREOF, said SOUTH POINTE ENTERPRISES, INC. has caused this certificate to be signed by Kenneth F. Guarino, its President, and attested by Kathleen A. Smith, its Secretary, as of this 20th day of February, 1996.

                         SOUTH POINTE ENTERPRISES, INC.


[Corporate Seal]       By:/s/
                          -------------------------------
                     Kenneth F. Guarino, President

Attest:


/s/
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T. James Blair, Treasurer